Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this twentieth day of February, 2015 (the “Effective Date”) by and between Penny Auction Solutions INC, a corporation duly organized under Nevada law and having an usual place of business at 330 A St., Suite 156, San Diego, CA 92101 (hereinafter referred to as the “Company”) and Bob van Leyen, an individual (hereinafter referred to as the “Consultant”).

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.            TERM. Commencing as of the Effective Date, and continuing for a period of 2 (two) years (the “Term”), unless earlier terminated pursuant to Article 6 hereof, the Consultant agrees that he will serve as a consultant to the Company. This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.	DUTIES AND SERVICES.

(a)          Consultant will assist the CEO of the Company with respect to financial reporting and controls, investment relations, fundraising, establishing an optimal Capital Structure, a possible Initial Public Offering (IPO), contract management, strategic advice, risk management, Business Development and any other duties the Company may assign to Consultant (collectively, the “Duties” or “Services”).

(b)         The Consultant represents and warrants to the Company that he is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his Duties. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs Services concurrently with those performed herein.

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3.	CONSULTING FEE TERMS

(A) Cash/stock fee: Subject to the provisions hereof, the Company shall pay compensation to Consultant under the following terms:

la.	Cash / Stock Payment Terms: Company and Consultant have mutually agreed to pay total compensation to the Consultant based on a dollar amount of funding that has been secured by the Company and as such funds have been deposited and cleared the Company’s bank account. The Consultant has also agreed to a compensation plan of a combination of Cash (the “Consulting Cash Fee”) and Stock (the “Consulting Stock Fee”) per paragraph (4) below.

lb.	Stock Compensation Rate: For purposes of this agreement, the Company may elect to pay the consultant in shares of common stock in lieu of cash to be determined using a conversion rate of $0.10 per share. The Company, at its sole discretion, may change the conversion rate from time to time; however this cannot be done retroactively.

lc.	Effective Funding Date: The starting and effective date of this agreement as it pertains to measurement and tracking of funds raised for PAS commences February 20, 2015.

4.	CONSULTING FEE PAYMENTS

(A) Payment to Consultant when Company has not met minimum cash funding of $150,000.

Consultant Rate: $300 (three hundred dollars) per hour worked
Billing approval: Based on invoices submitted by Consultant on a timely basis to Company and after being approved by Company.
Billing Period: Monthly, first invoice starting on February 28th, 2015
Payment terms: The entire hourly dollar rate or $300.00 per hour may be paid as Stock in lieu of cash until the Company raises a minimum of $150,000.
Consultant Payment Cap: There is no cap on the amount of stock paid as compensation to the Consultant under these terms.

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(B) Payment to Consultant when Company has met or exceeded cash funding of $150,000.

Consultant Rate: $250 (two hundred and fifty dollars) per hour worked
Billing approval: Based on invoices submitted by Consultant on a timely basis to Company and after being approved by Company.
Billing Period: Monthly
Payment terms: Half of the hourly dollar rate of $250.00 ($125.00) will be paid in Cash or check/transfer within 10 days after the end of each month. The other half of the hourly dollar rate or $125.00 per hour may be paid in Stock in lieu of cash based on an initial exchange rate of $0.10 per share. The Company, at its sole discretion, may change the conversion rate from time to time; however this cannot be done retroactively.
Consultant Payment Cap: The Company will pay a maximum of $5,000.00 per month in cash (per total billed time) to Consultant based on hours worked. If the number of hours worked in a month result in a billing of over $5,000 (total cash portion) the difference between the total amount billed and the maximum of $5,000.00 (i.e. the portion to be paid in cash) will be paid in stock using the same conversion rate as used for the “Consulting Stock Fee”.

5.	PAYMENT TERMS BEYOND THIS AGREEMENT

(a)	Both the Company and Consultant agree to review this compensation arrangement at some point in the future when either party believes that this agreement is no longer serving the purpose for which it is intended.
(b)	Specifically, both parties will have the right to discuss another compensation arrangement when it can be agreed upon that the company has sufficient operations and a positive cash flow to warrant other or additional payment terms to the Consultant.

6.	EARLY TERMINATION OF THE TERM.

(a)         This Agreement may be terminated without cause by either party upon not less than thirty (30) days prior written notice by either party to the other.

(b)        Upon termination under Sections 6(a) neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 18 hereof. Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof.

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7.	RESTRICTED ACTIVITIES. During the Term and for a period of one (1) year thereafter, Consultant will not, directly or indirectly:

(i) solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company;

(ii) solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells services that compete with those of the Company;

8.	PROPRIETARY RIGHTS.

(a)         Definitions. For the purposes of this Article 9, the terms set forth below shall have the following meanings:

(i) Concept and Ideas. Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company’ present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

(ii) Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

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(b)          Non-Disclosure to Third Parties. Except as required by Consultant’s Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c)           Documents, etc. All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’ products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant’s possession or control by reason of Consultant’s performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his/her Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company’s or Consultant’s premises (except as Consultant’s Duties require), and (e) at the termination (for whatever reason), of Consultant’s relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d)           Patents, etc. The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not (“Developments”), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

9.              EQUITABLE RELIEF. Consultant agrees that any breach of Articles 5 and 6 above by him/her would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder.

10.           WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

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11.           SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

12.          ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’ obligations hereunder. Consultant shall not have the right to assign his/her rights or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Consultant’s heirs and legal representatives in the event of his/her death or disability.

13.           HEADINGS. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

14.           AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Company’s Board of Directors.

15.           NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

16.           COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

17.           GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of California applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in California.

18.           SURVIVAL. The provisions of Sections 5 to 8 and 14 to 15 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

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          EXECUTED, under seal, effective as of the Effective Date.

Penny Auction Solutions, Inc.	CONSULTANT

By:

Micheal Holt, CEO	Bob van Leyen

Hereunto Duly Authorized

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